UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hodgson, John C.
   1007 Market Street
   D-9000
   Wilmington, DE  19898
   USA
2. Issuer Name and Ticker or Trading Symbol
   E. I. du Pont de Nemours and Company
   DD
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 21, 2003
5. If Amendment, Date of Original (Month/Year)
   February 19, 2003*
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |2/13/0|A   | |3,488             |A  |37.73      |6,865              |D     |                           |
                           |3     |    | |                  |   |           |                   |      |                           |
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 Common Stock              |      |    |V|                  |   |           |5,013.1133         |I     |DuPont SIP Trust           |
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 Common Stock              |      |    |V|                  |   |           |3,709.2780         |I     |(1)                        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
 Employee Stock Option|37.75   |2/13/|A   | |107,100    |A  |(2)  |2/4/1|Common Stock|107,100|-      |107,100     |D  |            |
s (right to buy) NQOs |        |03   |    | |           |   |     |3    |            |       |       |            |   |            |
and ISOs              |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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DuPont Common Stock Un|N/A     |2/13/|A   | |3,488      |A  |N/A  |N/A  |Common Stock|3,488  |-      |3,488       |D  |            |
its(3)                |        |03   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)Amounts held in DuPont Salary Deferral and Savings Restoration
Plan.
(2) Options exercisable in three substantially equal annual installments beginning one year from grant date, provided the 120% stock price hurdle is met; option shares may be used to satisfy withholding taxes.
(3) Stock units deferred under the DuPont Variable Compensation
Plan.
*To correct clerical
errors.
SIGNATURE OF REPORTING PERSON
/s/ John C. Hodgson by Mary E. Bowler